ELEVEN DIRECTORS SLATED FOR GRAINGER'S BOARD TO BE VOTED ON AT THE COMPANY'S ANNUAL MEETING ON APRIL 24, 2013

CHICAGO, February 20, 2013 - The Board of Directors of W.W. Grainger, Inc. (NYSE: GWW) today selected a slate of nominees to serve for the 2013 - 2014 period. The eleven candidates, all current board members, to be voted on at the annual meeting are:

Brian P. Anderson
V. Ann Hailey
William K. Hall
Stuart L. Levenick
John W. McCarter, Jr.
Neil S. Novich
Michael J. Roberts
Gary L. Rogers
James T. Ryan
E. Scott Santi
James D. Slavik

Wilbur H. Gantz will not stand for re-election. Mr. Gantz has been a board member of Grainger since 1985 and served as a member of the Audit Committee and the Board Affairs and Nominating Committee.

Grainger Chairman, President and Chief Executive Officer Jim Ryan said, “On behalf of The Board of Directors, I would like to thank Bill Gantz for his dedication, insight and valuable contributions to Grainger over the past 28 years.”

W.W. Grainger, Inc. with 2012 sales of $9 billion is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations. For more information about the company, visit www.grainger.com/investor.

Contacts:

Media:	Investors:
Grainger Media Relations Hotline	Laura Brown
847-535-5678	Senior Vice President, Communications & Investor Relations
O: 847-535-0409
M: 847-804-1383

Joseph Micucci	William Chapman
Director, Media Relations	Senior Director, Investor Relations
O: 847-535-0879	O: 847-535-0881
M: 847-830-5328	M: 847-456-8647